Exhibit 10.47

LEASE AGREEMENT

THIS LEASE, made this First day of March, 2015, by and between Queen Street Development Partners 1, LP of 1200 West Penn Grant Rd, Lancaster, Pennsylvania (hereinafter called Lessor) and TetriDyn Solutions, Inc., a Nevada Corporation (hereinafter called "Lessee"), with a current mailing address of 1651 Alvin Ricken Drive, Pocatello, ID 83201

W I T N E S S E T H

WHEREAS, Lessor is the owner of a certain parcel of land and building known and numbered as 800 South Queen Street, Lancaster, Pennsylvania; and

WHEREAS, Lessor desires to let and Lessee desires to take one workspace of the subject premises plus all certain furnishings and office equipment currently situate within said workspace upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and the rent reserved to be paid by Lessee to Lessor, the parties, intending to be legally bound, agree as follows:

1.           PREMISES/PROPERTY. Lessor hereby lets to Lessee, and Lessee hereby takes from Lessor, one workspace at 800 South Queen Street, Lancaster, Pennsylvania, together with all rights of ingress and egress within Lessor's building and all furnishings and office equipment currently situate within the said workspace (hereinafter called the "Leased Premises/Property").

2.           TERM. The term of this Lease shall be one (1) year commencing March 1, 2015, and ending February 28, 2016. Unless either party shall give to the other written notice of termination in accordance with the provisions of Paragraph 15 of this Lease, the term hereof shall continue for a further period of one (1) year, and so on from year to year until terminated pursuant to the provisions hereof.

3.           POSSESSION. Possession of the Leased Premises/Property by Lessee shall begin, and the rent provided for hereunder shall be payable from March 1, 2015, which date shall be the effective date of this Lease.

4.           RENT. The rent due and owing for each month of Lessee's occupancy shall be Two Thousand Five Hundred Dollars ($2,500.00), due and payable in advance on the first day of each month. The first such monthly payment shall be due on March 1, 2015, and each succeeding payment shall be due on the first day of each succeeding month, without prior demand thereof by Lessor. Rent shall be payable at Lessor's place of business, or such other place as Lessor may direct from time to time.

5.           UTILITIES AND SERVICES. Lessee agrees to pay for all utilities and other like services, including but limited to telephone, gas, electric, water, sewer rental, insurance, air conditioning, light, heat, power, trash removal and janitorial services which may be used, consumed or contracted for in connection with the Leased Premises/Property. Lessor shall not be responsible in any way in the event that the supply of utility service or services, or like service or services, is or are cut off by reason of any cause and Lessee does hereby release Lessor from any damage which may result to it by reason of any such failure. Should Lessee fail to pay for any such utilities or services or maintenance or insurance when due, Lessor shall have the right to pay the same, and the amount as paid shall be chargeable to Lessee as additional rent.

6.           MAINTENANCE AND REPAIR. Lessee shall keep and maintain the Leased Premises/Property in good and serviceable repair and condition, natural wear and tear excepted. Lessee shall provide normal maintenance of the Leased Premises/Property during the term of this Lease, including lawn care and maintenance, snow removal, and janitorial service in order that the Leased Premises shall be maintained in a neat and clear condition at all times; and Lessee further agrees to provide janitorial supplies, paper towels, toilet paper, soap, cleaning materials and any other items necessary for the proper cleaning and maintenance of the interior of said Leased Premises. Interior decoration of the Leased Premises shall also be the responsibility of Lessee from and after the effective date hereof. Damage to the Leased Premises/Property occasioned by the negligence of Lessee, its agents, contractors, guests, sub-tenants or invitees shall be repaired or corrected by Lessee.

Lessor covenants and agrees that they will repair or correct any accident to, or defects in, the roof or other structural elements of the Leased Premises, or in the water or drain pipes, electric circuits, heating system or air conditioning system, with due diligence; Lessee will replace all office furniture, office equipment, electric fixtures, bulbs, lights, plumbing fixtures, or other parts or accessories of the building, broken or damaged by Lessee or by servants, employees or agents of Lessee; and Lessee hereby assumes all responsibility for the injury, or damages, to persons or property, caused by the use of any office furniture, office equipment, fixtures, apparatus or appliances, in, or upon the Leased Premises which are the subject of this Lease.

7.           ALTERATIONS AND CHANGES. All additions to the Leased Premises by Lessee, including but not limited to furniture, furnishings, draperies, carpeting, lighting, telephone facilities, equipment, and wiring shall be provided at the sole cost and expense of Lessee. Except as hereinafter expressly provided, changes in original plans and alterations to the Leased Premises shall not be permitted without the prior written consent of Lessor and may, at Lessor's option, be performed under Lessor's control, although at all times at the cost of Lessee. Lessee may remove such alterations, additions, or improvements upon the termination hereof to the extent such removal can be accomplished without substantial damage to the Leased Premises.

8.           QUIET ENJOYMENT. Lessor covenants to allow Lessee quiet and peaceably to enjoy possession of the Leased Premises, free from interference or interruption of Lessor or any other person claiming under or through Lessor.

9.           USE OF THE PREMISES. Lessee hereby releases Lessor from any future liability for any and all injuries or damages which may be suffered by Lessee, its successors or assigns, in Lessee's use of the Leased Premises. Lessee covenants and agrees that it will bear, pay and discharge, when and as the same become due and payable, all judgments and lawful claims for damages or otherwise against Lessor arising from Lessee's use or occupancy of said Leased Premises, and will assume the burden and expense of defending all such suits, whether brought before the expiration of this Lease, or otherwise and will protect, indemnify and save harmless Lessor, their agents, servants, employees, heirs and personal representatives by reason of or on account of the use or misuse of the said Leased Premises hereby leased, or any part thereof, due to the negligence of Lessee, or of its agents, servants or employees.

10.           DESTRUCTION OF THE PREMISES. In the event of damage to or destruction of the Leased Premises for whatever reason, Lessor shall have no obligation to rebuild the Leased Premises and this Lease shall thereupon terminate.

11.           CONDEMNATION. In the event the Leased Premises or any substantial portion thereof are taken or sold pursuant to the exercise of the right of eminent domain by any authority having or claiming to have the same, this Lease shall thereupon terminate. In no event shall Lessee be entitled to or receive any part of the award or price paid to Lessor in connection therewith. Lessee hereby assigns to Lessor all such awards, compensation and agreed settlements and authorizes payment thereof by the condemnor directly to Lessor.

12.           LESSOR'S RIGHT OF ENTRY. Lessee shall permit Lessor and their agents to enter into and upon said Leased Premises at all reasonable times for the purpose of inspecting the same, or for the purpose of showing the Leased Premises for sale or lease to third parties, or for the purpose of making repairs, alterations or additions to said building, or for any other reasonable business purpose without any rebate of rent to Lessee or damages for any loss of occupation or quiet enjoyment of the Leased Premises thereby occasioned.

13.           DEFAULT. The following events shall constitute default hereunder:

(a)           Nonpayment of rent for a period of thirty (30) days from its due date.

(b)           Assignment by Lessee for the benefit of creditors, issuance of execution against Lessee, appointment of a receiver of the assets of Lessee, the filing for, by, or against Lessee of any action under the Federal Bankruptcy Act or comparable state or local legislation.

(c)           Violation of any of the terms or conditions of this Lease.

(d)           Abandonment of the Premises by Lessee.

14.           LESSOR'S REMEDIES ON DEFAULT. Upon default by Lessee hereunder, Lessor may, without limiting their rights in law or in equity, forfeit and annul any unexpired portion of this Lease and enter upon and repossess the Leased Premises with or without process of law. Lessee agrees that upon Lessee=s default Lessor may, as liquidation damages, recover from Lessee an amount equal to one (1) year rent without mitigation by Lessor.

l5.           TERMINATION. Either party may terminate this Lease at the end of the initial five (5) year term by giving ninety (90) days' advance written notice to the other party. In such event, this Lease shall expire on the last day of Lessee's term of occupancy and Lessee shall surrender, and the Lessor shall immediately be entitled to recover possession of the Leased Premises.

16.           ASSIGNMENT AND SUBLETTING. Lessee shall not assign or sublet the Leased Premises or any part thereof without the written consent of Lessor.

17.           WAIVER. The waiver by Lessor of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition or any subsequent breach of the same or any other term, covenant or condition herein contained.

18.           CONSTRUCTION. Paragraph headings are for convenience only and do not constitute a part of this Lease. This Lease is made and executed in the Commonwealth of Pennsylvania and shall be construed and enforced in accordance with the laws thereof.

19.           NOTICES. All notices or other communication pursuant hereto to any party shall be deemed given when deposited in the United States mail, certified mail postage prepaid, return receipt requested, addressed to the parties at the last known address, or to such other addresses the parties may in writing direct.

20.           ENTIRE AGREEMENT. This Lease contains the entire understanding between the parties hereto and supersedes any prior written or oral agreements between them respecting the within subject matter. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Lease which are not fully expressed herein.

21.           SUCCESSORS. Except as herein otherwise specified, this Lease shall legally benefit and bind the parties hereto, their respective heirs, beneficiaries, executors, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

WITNESSES:

TetriDyn Solutions, Inc.

By: /s/ Peter Wolfson
Peter Wolfson, Director

Attest:

Queen Street Development Partners, 1 LP

By: /s/ Jeremy P. Feakins
Jeremy P. Feakins, Managing Partner

LEASE AMENDMENT

This Lease Amending Agreement dated June 1, 2017 between Queen Street Development Partners 1, LP (the “landlord”) AND Ocean Thermal Energy Corporation (formerly TetriDyn Solutions, Inc.) (the “Tenant”).

Background

A.
The landlord and the Tenant entered into the Lease (the “Lease”) dated March 1, 2015, for the premises located at 800 South Queen Street, Lancaster, PA 17603.

B.
The Landlord and the Tenant desire to amend the Lease on the terms and conditions set forth in this lease amending agreement (the “Agreement”).

C.
This Agreement is the second amendment to the Lease.

In Consideration Of the Landlord and Tenant agreeing to amend their existing Lease, both parties agree to keep, perform, and fulfill the promises, conditions, and agreements below:

A.
Amendment - The Lease is amended to increase the monthly rental from $5,000.00 per month to $10,000.00 per month beginning on June 1, 2017.

B.
No Other Changes – Except as otherwise expressly provided in this agreement, all of the terms and conditions of the Lease remain unchanged and in full force and effect.

Landlord:	Queen Street Development Partners, 1 LP

By: /s/ Jeremy P. Feakins
Jeremy P. Feakins, Managing Partner

Tenant:	Ocean Thermal Energy Corporation
(TetriDyn Solutions, Inc.)

By: /s/ Peter Wolfson

LEASE AMENDMENT

This Lease Amending Agreement dated January 1, 2017 between Queen Street Development Partners I, LP (the "landlord") AND TetriDyn Solutions, Inc. (the "Tenant").

Background

A.
The landlord and the Tenant entered into the Lease (the "Lease") dated March 1, 2015, for the premises located at 800 South Queen Street, Lancaster, PA 17603.

B.
The Landlord and the Tenant desire to amend the Lease on the terms and conditions set forth in this lease amending agreement (the "Agreement").

C.
This Agreement is the first amendment to the Lease.

In Consideration Of the Landlord and Tenant agreeing to amend their existing Lease, both parties agree to keep, perform, and fulfill the promises, conditions, and agreements below:

A.
Amendment - The Lease is amended to increase the monthly rental from $2,500.00 per month to $5,000.00 per month beginning on January l, 2017.

B.
No Other Changes - Except as otherwise expressly provided in this agreement, all of the terms and conditions of the Lease remain unchanged and in full force and effect.

Landlord:	Queen Street Development Partners, 1 LP

By: /s/ Jeremy P. Feakins
Jeremy P. Feakins, Managing Partner

Tenant:	Ocean Thermal Energy Corporation
(TetriDyn Solutions, Inc.)

By: /s/ Peter Wolfson